Exhibit 10.20

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”) is entered into as of December 1, 2015 (the “Effective Date”), by and between USMD Holdings, Inc. (“Company”) and Jim Berend (“Employee”).

Recitals

WHEREAS, Employee commenced employment with the Company on August 3, 2015.

WHEREAS, In order to induce Employee to accept employment with the Company and in order to reward the valuable contributions Employee will make to the success of the Company, Company wishes to provide certain severance benefits as more fully described herein; and

WHEREAS, Company understands and acknowledges that Employee possesses skills and knowledge instrumental to the successful conduct of the Company’s business; and

WHEREAS, Company is willing to enter into this Agreement with Employee in order to better ensure itself of access to the continued services of Employee both before and after a Change in Control (defined below).

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Term. The term of this Agreement shall commence on the Effective Date and shall terminate on the actual date on which Employee’s employment with Company terminates.

2. Operation of Agreement. On the Effective Date, this Agreement shall supercede any other agreement, if any, between the Company and Employee that would provide Employee the right to receive severance and other benefits in connection with the termination of Employee’s employment.

3. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Accrued Obligations” shall mean any vested amounts or benefits owing to Employee under the Company’s otherwise applicable employee benefit plans and programs.

(b) “Base Salary” shall mean Employee’s annualized base salary as in effect from time to time as reflected in the Company’s regular payroll records. Base Salary shall not include any portion of any bonus compensation for time periods which have not concluded as of the Date of Termination.

(c) “Change in Control” shall mean the consummation of a transaction or a series of the transactions in which more than fifty percent (50%) of the shares of stock of the Company are sold, transferred or conveyed.

(d) “Change in Control Date” means the date on which a Change in Control occurs.

(e) “Date of Termination” shall mean

(1) In the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, and

(2) In all other cases, the actual date on which Employee’s employment terminates.

(f) “Earned Salary” shall mean Employee’s Base Salary earned, but unpaid, through Employee’s Date of Termination.

(g) “Notice of Termination” shall mean a written notice given, in the case of a Termination for Cause, within 45 days of the Company’s having actual knowledge of the events giving rise to such termination, and in the case of a Termination for Good Reason, within 45 days of Employee’s having actual knowledge of the events giving rise to such termination. Any such Notice of Termination shall:

(1) Indicate the specific termination provision in this Agreement relied upon,

(2) Set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated,

(3) If the Date of Termination is other than the date of receipt of such notice, specify the Date of Termination (which date shall be not more than 30 days after the giving of such notice), and

(4) Be delivered prior to the expiration of the term of this Agreement.

(h) “Termination for Cause” shall mean a termination of Employee’s employment by the Company due to the occurrence of any of the following:

(1) Employee’s continued failure to substantially perform Employee’s duties and responsibilities after written demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes Employee has not substantially performed Employee’s duties and responsibilities;

(2) Employee’s engaging in an act or acts of misconduct which result in, or are intended to result in, material damage to the Company’s business or reputation;

(3) Employee’s material violation of, or failure to comply with, any material written policy of the Company which specifically provides that Employee may be dismissed (or Employee’s employment terminated) as a consequence of any such violation or failure to comply, or

(4) Employee’s conviction of (or plea of guilty or nolo contendere to a charge of) any felony, or any crime or misdemeanor involving moral turpitude or financial misconduct.

(i) “Termination for Good Reason” shall mean a termination of Employee’s employment by Employee due to the occurrence of any of the following, without the express written consent of Employee, which Company does not cure within fifteen (15) days after receiving written Notice from Employee specifying the facts and circumstances which form the basis for the Notice (see Section 7, below):

(1) The assignment to Employee of any duties materially inconsistent in any material adverse respect with Employee’s position, authority or responsibilities as in effect immediately prior such assignment or change;

(2) A material reduction in Employee’s Base Salary in effect immediately prior to such reduction;

(3) Any failure by the Company, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by Employee, to provide Employee with the agreed on annual Base Salary for Employee; or

(4) If, not later than the Change in Control Date, any successor in interest to the Company shall have failed to agree in writing to assume and perform this Agreement as required by paragraph 7(f) hereof.

4. Termination of Employment. Employee acknowledges that this Agreement is not an employment agreement between Company and Employee and Employee remains an “at will” employee of the Company. Nothing in this Agreement shall be construed in any way to limit the right of the Company to terminate Employee’s employment, with or without cause, or for Employee to terminate Employee’s employment with the Company, with or without reason; provided, however, that the Company and Employee must nonetheless comply with any duty or obligation such party has at law or under any other agreement between the parties.

5. Amounts Payable Upon Termination of Employment.

(a) Cause and Voluntary Termination. During the term of this Agreement, if Employee’s employment is terminated by the Company in a Termination for Cause or voluntarily by Employee (other than in a Termination for Good Reason), the Company shall pay Employee:

(1) The Earned Salary as soon as practicable, but in no event more than 30 days, following Employee’s Date of Termination; and

(2) The Accrued Obligations in accordance with the terms of the applicable plan, program, policy or arrangement.

(b) Termination for Good Reason or Not for Cause. During the term of this Agreement, if Employee terminates Employee’s employment in a Termination for Good Reason, or the Company terminates Employee’s employment for any reason other than those described in paragraph 5(a) above, the Company shall pay or shall provide to Employee the following benefits and compensation:

(1) The Earned Salary, as soon as practicable, but in no event more than 30 days, following Employee’s Date of Termination;

(2) The Accrued Obligations, in accordance with applicable law and the provisions of any applicable plan, program, policy or practice;

(3) A Separation Payment equal to (i) twelve months of Employee’s Base Salary on the date of termination if the date of termination occurs during the first two years after the commencement of Employee’s employment with the Company, or alternatively (ii) a Separation payment equal to eighteen months of Employee’s Base Salary on the date of termination if the date of termination occurs more than two years after the commencement of Employee’s employment with the Company; provided that if Employee terminates employment for good reason based on a material change in Employee’s Base Salary, then Employee’s Base Salary for such purpose shall be considered the Base Salary immediately prior to such change. The Separation Payment shall be paid over the ensuing twelve (with respect to subsection (i) above) or eighteen (with respect to subsection (ii) above) month period following the expiration of the revocation period stated in the release agreement described in paragraph 5(c) below in accordance with the usual and customary payroll practices of Employer; and

(4) If permissible under Company’s health care benefits plans in effect on the date of termination and throughout the period during which the payment of the Separation Payment is made, continued participation in Company’s health care benefits plans.

(c) Payments Contingent on Release. The Separation Payment payable under paragraph 5(b) shall be subject to, and contingent upon, Employee providing the Company with a signed mutual release agreement, satisfactory to Employee and the Company, releasing the Company and all affiliates of any and all claims, charges and causes of action the Employee may have arising out of or relating in any way to the Employee’s employment by the Company and its affiliated companies and the termination of such employment.

(d) Transfer. For purposes of this Agreement, a transfer of employment from the Company to substantially equivalent employment with an affiliate of the Company shall not constitute a termination of employment and shall not entitle Employee to a Separation Payment.

6. Employee Covenants.

(a) Acknowledgement of Access. Employee hereby acknowledges that in connection with Employee’s employment with the Company, Employee has received, and will continue to receive, various information regarding the Company and its business, operations and affairs. All such information, to the extent not publicly available other than as a result of a disclosure by Employee in violation of this Agreement, is referred to herein as the “Nonpublic Information.”

(b) Agreement to Keep Confidential. Employee hereby agrees that, from and after the Effective Date and continuing until three (3) years following Employee’s Date of Termination, Employee will keep all Nonpublic Information confidential and will not, without the prior written consent of the Chairman of the Company, disclose any Nonpublic Information in any manner whatsoever or use any Nonpublic Information other than in connection with the performance of Employee’s services to the Company; provided, however, that the provisions of this paragraph 6(b) shall not prevent Employee from:

(1) Disclosing any Nonpublic Information to any other employee of the Company or to any representative or agent of the Company (such as an independent accountant, engineer, attorney or financial advisor) when such disclosure is reasonably necessary or appropriate (in Employee’s judgment) in connection with the performance by Employee of Employee’s duties and responsibilities,

(2) Disclosing any Nonpublic Information as required by applicable law, rule, regulation or legal process (but only after compliance with the provisions of subparagraph (c) of this paragraph), or

(3) Disclosing any information about this Agreement and Employee’s other compensation arrangement to Employee’s spouse, financial advisors or attorneys, or to enforce any of Employee’s rights under this Agreement.

(c) Commitment to Seek Protective Order. If Employee is requested pursuant to, or required by, applicable law, rule, regulation or legal process to disclose any Nonpublic Information, Employee will notify Company promptly so that the Company may seek a protective order or other appropriate remedy or, in the Company’s sole discretion, waive compliance with the terms of this subparagraph, and Employee will fully cooperate in any attempt by the Company to obtain any such protective order or other remedy. If no such protective order or other remedy is obtained, or the Company waives compliance with the terms of this paragraph, Employee will furnish or disclose only that portion of the Nonpublic Information as is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Nonpublic Information that is so disclosed.

7. Miscellaneous Provisions.

(a) Arbitration. Except to the extent provided in paragraph 7(b), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in Dallas, Texas and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and Employee. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

(b) Equitable Relief Available. Employee acknowledges that remedies at law may be inadequate to protect the Company against any actual or threatened breach of the provisions of paragraph 6 by Employee. Accordingly, without prejudice to any other rights or remedies otherwise available to the Company, Employee agrees that the Company shall have the right to equitable and injunctive relief to prevent any breach of the provisions of paragraph 6, as well as to such damages or other relief as may be available to the Company by reason of any such breach as does occur.

(c) Breach Not a Defense. The representations and covenants on the part of Employee contained in paragraph 6 shall be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company or any officer, director, stockholder or representative of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants on the part of Employee contained in paragraph 6.

(d) Notices. Any Notice of Termination or other communication called for by the terms of this Agreement shall be in writing and either delivered personally or by registered or certified mail (postage prepaid and return receipt requested) and shall be deemed given when received at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Company:	USMD Holdings, Inc.
6333 North State Highway 161, Ste. 200
Irving, Texas 75038
Attn: General Counsel

If to Employee:	Jim Berend
5748 Bernay Ln.
Plano, Texas 75024

(e) Assignment. Except pursuant to an assumption by a successor described in paragraph 7(f), the rights and obligations of the Company pursuant to this Agreement may not be assigned, in whole or in part, by the Company to any other person or entity without the express written consent of Employee. The rights and obligations of Employee pursuant to this Agreement may not be assigned, in whole or in part, by Employee to any other person or entity without the express written consent of the Chairman of the Company.

(f) Successors. This Agreement shall be binding on, and shall inure to the benefit of, the Company, Employee and their respective successors, permitted assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable. Company shall require any successor (whether direct or indirect) to all or substantially all of the business or assets of Company under any Change in Control (whether by purchase of securities, merger, consolidation, sale of assets or otherwise), to expressly assume and agree to perform the obligations to be performed by the Company under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(g) Amendments and Waivers. No provision of this Agreement may be amended or otherwise modified, and no right of any party to this Agreement may be waived, unless such amendment, modification or waiver is agreed to in a written instrument signed by Employee and Company. No waiver by either party hereto of, or compliance with, any condition or provision this Agreement to be performed by the other party hereto shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(h) Complete Agreement. This Agreement replaces and supersedes all prior agreements, if any, among the parties with respect to the payments to be made to Employee upon termination of employment and the provisions of this Agreement constitute the complete understanding and agreement among the parties with respect to the subject matter hereof.

(i) Governing Law. This Agreement is being made and executed in, and is intended to be performed in, the State of Texas and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Texas without regard to its conflict of laws principles.

(j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

(k) Construction. The captions of the paragraphs, subparagraphs and sections of this Agreement have been inserted as a matter of convenience of reference only and shall not affect the meaning or construction of any of the terms or provisions of this Agreement. Unless otherwise specified, references in this Agreement to a “paragraph,” “subparagraph”, “section,” “subsection,” or “schedule” shall be considered to be references to the appropriate paragraph, subparagraph, section, subsection, or schedule, respectively, of this Agreement. As used in this Agreement, the term “including” shall mean “including, but not limited to.”

(l) Validity and Severability. If any term or provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, (1) such term or provision shall be fully severable, (2) this Agreement shall be construed and enforced as if such term or provision had never comprised a part of this

Agreement and (3) the remaining terms and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable term or provision, there shall be added automatically as a part of this Agreement, a term or provision as similar to such illegal, invalid or unenforceable term or provision as may be possible and be legal, valid and enforceable.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

Company:

USMD Holdings, Inc.

By:	/s/ John House, M. D.
John House, M.D., Chairman and CEO

Employee:

/s/ Jim Berend
Jim Berend